Exhibit 10.2

TAYLOR TDS FIVE (5) WELL PROGRAM

ADDENDUM

OPERATING AGREEMENT

    THIS ADDENDUM (the "Addendum"), entered into as of the 4th day of March, 2010, between Boardman Energy Partners, LLC, a Limited Liability Company (the "Company") sometimes referred to as "Operator" and Alamo Energy Corporation, "Participant" or "Alamo", with principal business located at 10497 Town & Country Way, Suite 310, Houston, TX 77024, sometime referred to as the Parties. This Addendum is being made part of that certain Operating Agreement dated the 4th day of March, 2010 entered into between the Company and Alamo.

RECITALS

    WHEREAS, the Operator is contracting to drill the proposed Taylor TDS Five Well Program (5 Wells subject to a "Dry Hole Provision") (the "Wells") on a location to be selected by the Operator on a the H.V. Taylor Lease in the Middle Eastern Section of the Gradyville Quadrangle, Adair County, Kentucky, and therefore explore and develop the location for oil and gas production;

    WHEREAS, this Addendum is being made contemporaneously with the purchase by the Participant executing this Addendum, of a number of Units as set out below, on a Turnkey basis, pursuant to that certain Third Coast Energy & Development, LLC Confidential Private
Placement Memorandum prepared for the Well or Wells (the "Memorandum"); and

    WHEREAS, it is the intent of the parties to clarifY for the record certain aspects of the Memorandum and that certain Operating Agreement dated the 4th day of March, 2010 to which this Addendum is being attached; and

    WHEREAS, the Company represents that the precondition for the breaking of Escrow as defined in the Memorandum dated July 3, 2009 had been met on September 12th, 2009. On September 12th, 2009 a total of 13 units equal to 26% working interest were tendered to Boardman Energy Partners, LLC for the benefit of those Participants purchasing working interest in the Taylor TDS Five Well Program. The Company further represents as of the date of this
Addendum, an account balance in excess of Three Hundred Fifty Thousand Dollars ($350,000USD) still resides in the drilling account of the Company, earmarked for benefit of those Participants in the Taylor TDS Five Well Program for the drilling, testing and completion of the wells in this Program; and

    WHEREAS, the Company represents that funds being tender by Alamo for Units in the Taylor TDS Five Well Program will be used in accordance with the "SOURCE and "APPLICATION OF PROCEEDS" section of the Memorandum, as more particularly described in detail on Page 19 of the same; and

  WHEREAS, the Company represents that in that certain Operating Agreement dated 4th day of March, 2010, Exhibit "I" Article 2, Section H. the Company as Operator has the right to self insure, but shall not self insure as it relates to the insurance requirement of this Program as set forth in Exhibit "2"; the Company shall comply with such requirements to provide the insurance policies as set forth in Exhibit "2".

    WHEREAS, the Company acknowledges to the Participant that no public market exist for the trading or liquidating of the units being purchased in this offering.

    WHEREAS, the Participant acknowledges that it can bear the economic risk of their investment for an indefInite period of time.

    NOW, THEREFORE, in consideration of the mutual premIses herein stated, it is understood by and between the parties as follows:

    Each of the recitals is incorporated into the body of this Addendum and is binding on the Company and the Participant.

    Notwithstancling Section II of the Operating Agreement, the Operator shall market and sell the oil and gas production from the Wells on a best price/best terms basis on behalf of itself and the Participant. Operator on behalf of the Participant shall be responsible for the payment of all royalties, overriding royalties, and other burdens due on the Participant's share of the oil and gas production from the Wells.

    This Addendum shall be effective as of the date of the Operating Agreement as above recited. Upon termination of the Operating Agreement and to the satisfaction of all obligations hereunder, Operator is authorized to me of record in all necessary recording offIces a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator's interest, upon the request of Operator, if Operator has complied with all of its fInancial obligations.

    In the event of a conflict between the terms and provisions of this Addendum and the terms and provisions of that certain Operating Agreement dated March 4th, 2010, entered into between the parties, the terms and provisions of this Addendum shall control.

    This Addendum shall be binding upon the heirs, personal representatives, successors and assigns of each of the parties to this Addendum.

    This Agreement shall bind each Participant when signed by that Participant, whether or not it is or subsequently becomes binding on any other Participant.

BOARDMAN ENERGY PARTNERS, LLC
OPERATOR:
	By:	/s/ Timothy A. Beardman
	By:	Timothy A. Beardman, Managing Parnter

	Address:	13581 Ponds Springs Road Suite 104 Austin, Texas 75024 Email: tim@benergypartners.com

PARTICIPANT:	ALAMO ENERGY CORPORATION

/s/ Allan Millmaker
Allan Millmaker - CEO

Number of Units Purchased: Eight (8)

/s/ Curtis L. Menchava
Curtis L. Menchava
Printed Name
3/4/10